UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 28, 2009

VISTA DORADA CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-141641	98-0536305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1694 Falmount Road, Suite 147 Centerville, Massachusetts	02632-2933
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 362-4420

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 22, 2009, Vista Dorada Corp. (the “Company”) entered into a Letter of Intent (the “LOI”) with Wuhan Gouce Nordic New Energy Co. Ltd., a company organized under the laws of Hong Kong (“Nordic”).

Under the terms of the LOI, the parties agree to act towards entering into a definitive agreement by June 21, 2009 whereby the Company will acquire all of the issued and outstanding shares of Nordic in exchange for Nordic acquiring fifty four percent (54%) of the Company’s issued and outstanding common stock (the “Share Exchange”).  Following the execution of the definitive agreement, the Company will appoint three new directors to be nominated by Nordic so that the number of directors of the Company shall be five.  The Company shall also change its name to “GC Nordic Turbines” or such other name as determined by the Company’s board of directors.  Additionally, the definitive agreement shall set forth the terms of a $20,000,000 financing, which will be a condition to closing the Share Exchange transaction. The closing date for the Share Exchange transaction shall be thirty days from the date Nordic completes an audit of its financial statements as required under U.S. securities laws.

Under the terms of the LOI, the Company will make available a secured loan to Nordic in the amount $1,000,000 no later than June 3, 2009.  If the Share Exchange transaction fails to close, Nordic shall repay the Company by May 22, 2010.  Alternatively, if the the Share Exchange transaction closes, the secured loan will represent an investment in Nordic and the  Nordic board of directors shall determine how and when the secured loan will be repaid.

The LOI further provides that the definitive agreement would contain customary representations and warranties, covenants and a number of conditions to closing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA DORADA CORP.

Date: May 28, 2009	By:	/s/ Marcus Laun
Marcus Laun
Director